Transcontinental Realty Investors, Inc. SC 13E-3

Exhibit 107

Calculation of Filing Fee

Transaction valuation*	Amount of fee

Not Applicable	Not Applicable

*       Set forth the amount on which the filing fee is calculated and state how it was determined.

☐      Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not applicable.	Filing Party:	Not applicable.
Form or Registration No.:	Not applicable.	Date Filed:	Not applicable.